                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 ______________


                                    FORM 8-K


                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported): December 18, 1996




                              Derma Sciences, Inc.
             (Exact name of registrant as specified in its charter)





   Pennsylvania                      1-31070                  23-2328753
(State or other jurisdiction     (Commission                 (IRS employer
   of incorporation)              File Number)           identification number)







                              121 West Grace Street
                               Old Forge, PA 18518
                                 (717) 457-1232
                    (Address including zip code and telephone
                     number, of principal executive offices)


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Item 5.  Other Events

     On December 17, 1996, Derma Sciences, Inc. (the "Registrant") announced the implementation of a board-approved organizational restructuring plan. The elements of the restructuring plan include the following: (1) consolidation of marketing, sales and distribution functions under the Registrant's President, John T. Borthwick, who will henceforth report to the Chairman of the Board of Directors, Edward J. Quilty; (2) elimination of the positions of Vice President for Sales and Marketing, Director of Purchasing and Director of International Development, together with several support positions; and (3) evaluation of the Registrant's selling and distribution network and implementation of changes to improve market share.

     The Registrant also announced that it expected to take a charge against earnings in December, 1996 relative to severance expenses of the restructuring in the amount of approximately $250,000. In related developments, the Registrant announced that it would defer indefinitely plans to construct a new headquarters facility and that it intended to write down certain inventories which are deemed obsolete. Fourth quarter, 1996 charges relative to the foregoing events are expected to aggregate $82,589 and $179,688, respectively.

     Statements that are not historical facts, including statements about the Registrant's confidence and strategies, expectations about new or existing products, technologies and opportunities, and market demand or acceptance of new or existing products are forward-looking statements that involve risks and uncertainties. These uncertainties include, but are not limited to, product demand and market acceptance risks, impact of competitive products and prices, product development, commercialization or technological delay or difficulties, and trade, legal, social and economic risks.

Item 7.  Financial Statements and Exhibits

         (a)  Not applicable
         (b)  Not applicable
         (c)  Exhibits:

                   10.01 Agreement and Release dated December 23, 1996 between Donald F. McHale and the Registrant.


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     Pursuant to the  requirements  of the Securities  Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                      DERMA SCIENCES, INC.



Date: January 6, 1997         By:     /s/  John T. Borthwick
                                      ----------------------
                                      John T. Borthwick
                                      President and Chief Executive Officer